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PRICING SUPPLEMENT NO. 12                   REGISTRATION STATEMENT NO. 333-71850
DATED FEBRUARY 25TH, 2002 (TO                   FILED PURSUANT TO RULE 424(b)(2)
PROSPECTUS SUPPLEMENT DATED
NOVEMBER 6, 2001 AND PROSPECTUS
DATED OCTOBER 25, 2001)

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES", WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

Agent: Credit Suisse First Boston Corporation

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
Principal Amount:                  15MM                   Optional Conversion:                   N/A

Price To Public:                   100.00%                Optional Repayment Date:               Non Call/ Life

Underwriting Discount:             N/A

Percentage To Issuer:              100.00%                Business Day Jurisdiction:             New York

Settlement Date                    February 25,2002       Initial Redemption Percentage:         N/A
(Original Issue Date):

Specified Currency:                US Dollar              Initial Redemption Date:               N/A

Authorized Denomination:           $1,000 and integral    Annual Redemption                      N/A
                                   multiples thereof      Percentage Reduction:


                                                          Optional Extension of Maturity:
Maturity Date:                     February 25,2004       Form of Note:                          Book Entry

Fixed Rate or Floating Rate Note:  Floating Rate Note

Initial Interest Rate:             TBD

Interest Rate Basis:                3 MONTH LIBOR

Maximum/Minimum                    N/A                    Initial Interest Reset Date:       May 28nd 2002
 Interest Rate:                                           Interest Reset Date(s):            The 25 nd of each
                                                                                             February, May,
                                                                                             August, November
                                                                                             and maturity.

Spread to Index:                   +15 basis points

Interest Payment Date:             Quarterly. Pays the    Specify if Note is indexed,            N/A
                                   25nd of each           renewable, dual currency,
                                   February, May,         amortizing, or OID, if applicable:
                                   August, November and
                                   maturity. Subject to
                                   the modified
                                   following business
                                   convention.

Interest Determination Date:       Quarterly 2 London     Day Count:                             ACT/360
                                   business days prior
                                   to interest pay date.
                                   Telerate page 3750.
                                                          CUSIP:                                 22541FCC8
First Interest Payment Date:       May 28nd 2002

Settlement:                        DTC #355
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                           CREDIT SUISSE FIRST BOSTON